As filed with the Securities and Exchange Commission on August 30, 2010

Registration No. 333-165215

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Interactive Data Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3668779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32 Crosby Drive,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

INTERACTIVE DATA CORPORATION 2009 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Andrea H. Loew

Executive Vice President and General Counsel

32 Crosby Drive

Bedford, Massachusetts 01730

Telephone: (781) 687-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Chad A. Skinner

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304

Fax: (650) 251-5002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Interactive Data Corporation (the “Company”) on Form S-8 (Registration No. 333-165215), filed with the Securities and Exchange Commission on March 4, 2010 (the “Registration Statement”), which registered the offering of 6,000,000 shares of the Company’s common stock, $.01 par value (“Common Stock”), pursuant to the terms of the Interactive Data Corporation 2009 Long-Term Incentive Plan.

On July 29, 2010, pursuant to the Agreement and Plan of Merger, dated as of May 3, 2010, among Interactive Data Corporation (the “Company”), Hg Investors LLC, a Delaware limited liability company (“Parent”), and Igloo Merger Corporation, a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming an indirect wholly-owned subsidiary of Parent. As a result, the Company had terminated all offerings of its Common Stock, $0.01 par value per share (“Common Stock”), pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Act, Interactive Data Corporation, certifies that it has reasonable grounds to believe that it meets all the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, the Commonwealth of Massachusetts, on this 30th day of August 2010.

INTERACTIVE DATA CORPORATION

By:	/S/ RAYMOND D’ARCY
Raymond D’Arcy
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed below as of August 30, 2010 by the following persons in the respective capacities indicated below.

Signature	Title

/S/ RAYMOND D’ARCY Raymond D’Arcy	Director, President and Chief Executive Officer (principal executive officer)

/S/ CHRISTINE SAMPSON Christine Sampson	Chief Financial Officer (principal financial officer and principal accounting officer)

/S/ MICHAEL BINGLE Michael Bingle	Director

/S/ CARY DAVIS Cary Davis	Director

/S/ JAMES NEARY James Neary	Director

/S/ JOE OSNOSS Joe Osnoss	Director